Exhibit 21.1

GENERAL CABLE CORPORATION AND SUBSIDIARIES
List of Subsidiaries

Jurisdiction
Name	of Incorporation

Dominion Wire and Cables Ltd.	Fiji
General Cable Canada, Ltd.	Ontario
General Cable Capital Funding, Inc.	Delaware
General Cable Celcat Energia e Telecommunicaciones SA	Portugal
General Cable Company	Nova Scotia
General Cable Corporation	Delaware
General Cable de Mexico del Norte, S.A. de C.V.	Mexico
General Cable Holdings (Spain) SRL	Spain
General Cable de Latinoamerica, S.A. de C.V.	Mexico
General Cable Holdings de Mexico, S.A. de C.V.	Mexico
General Cable Holdings New Zealand	New Zealand
General Cable Holdings, Incorporated	Delaware
General Cable Industries, Inc.	Delaware
General Cable Industries, LLC	Delaware
General Cable Investments, SGPS SA	Madeira
General Cable New Zealand Limited	New Zealand
General Cable Overseas Holdings, Inc.	Delaware
General Cable Technologies Corporation	Delaware
GK Technologies, Inc.	New Jersey
Grupo General Cable Sistemas, SA	Spain
Marathon Manufacturing Holdings, Inc.	Delaware
NextGen Fiber Optics, LLC	Delaware
Telmag Internacional, S.A. de C.V.	Mexico